Exhibit 99.1

Investor Relations Contact	News Media Contact
Craig Jackson, VP & Assistant Treasurer	phone (937) 224-5940
phone (937) 259-7033	e-mail communications@dplinc.com

FOR IMMEDIATE RELEASE

DPL Inc. Names Arthur Meyer

Senior Vice President and General Counsel

DAYTON, Ohio, September 20, 2010 — DPL Inc. (NYSE: DPL) announced today that Arthur Meyer has been appointed General Counsel of DPL and The Dayton Power and Light Company.

In this capacity, Meyer will be responsible for all legal activities for the company. He will retain his current duties as Senior Vice President, Corporate and Regulatory Affairs which includes regulatory activities, environmental and corporate safety, communications and government relations.  Previously, Meyer held the positions of Director of Financial Activities and Investor Relations, Treasurer, and Vice President of Legal and Corporate Affairs with DPL.

“Art has been involved in a broad range of strategic activities over his 18-year career with the company and has provided valuable counsel to the Board and executive teams over that period,” said Paul Barbas, president and CEO. “He brings a wealth of experience to the position.”

Meyer is a graduate of Wittenberg University and Capital University Law School. Prior to joining the company, he was an Ohio Assistant Attorney General, Director of the Ohio Board of Tax Appeals, and Chief of Staff of the Ohio Lieutenant Governor’s Office.

He is involved in numerous community and professional activities including Chair of the Ohio Electric Utility Institute, Chair of the Board of Trustees of the Montgomery County Transportation Improvement District, Member of the Board of Directors of the Capitol Square Foundation, and former Chairman of Think TV Board of Trustees, the Dayton area public television network.

Meyer replaces Douglas Taylor who recently resigned as General Counsel from the company.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” for the second consecutive year in 2010.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

# # #